LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services
Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 16th Floor
New York, New York 10080
Attention:	Merrill Lynch Mortgage Investors Trust, Series 2007-SL1

Re:
Pursuant to the Indenture (the "Agreement") dated as of May 11, 2007 among Merrill Lynch Mortgage Investors Trust, Series 2007-SL1, as Issuing Entity, LaSalle Bank National Association, as Securities Administrator, and Citibank, N.A., as Indenture Trustee, relating to Merrill Lynch Mortgage Investors Trust, Series 2007-SL1

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Securities Administrator hereby certify that:

    1.    A review of the activities of the Securities Administrator during the preceding calendar year and of the performance of the Securities Administrator under the Agreement has been made under my supervision; and

    2.    To the best of my knowledge, based on such review, the Securities Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Securities Administrator

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President